UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) January 10, 2013

UNITED AMERICAN HEALTHCARE CORPORATION

(Exact name of registrant as specified in its charter)

Michigan	001-11638	38-2526913
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

303 East Wacker Drive, Suite 1200 Chicago, Illinois	60601

(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area code (313) 393-4571

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act.
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01	Entry into a Material Definitive Agreement.

On January 10, 2013, registrant United American Healthcare Corporation (the "Company") entered into a Fourth Amendment to Voting and Standstill Agreement (the "Fourth Amendment") with St. George Investments, LLC, an Illinois limited liability company ("St. George"), and The Dove Foundation, an Illinois trust ("Dove").

The Fourth Amendment further amends the Voting and Standstill Agreement dated March 19, 2010, between the Company and St. George, which was previously amended by (i) the Amendment to Voting and Standstill Agreement dated June 7, 2010, (ii) the Agreement to Join the Voting and Standstill Agreement by Dove dated June 7, 2010, (iii) the Acknowledgment and Waiver of Certain Provisions of the Voting and Standstill Agreement dated June 18, 2010, (iv) the Second Amendment to Voting and Standstill Agreement dated November 3, 2011, and (v) the Third Amendment to Voting and Standstill Agreement dated May 15, 2012 (as so amended, the "Voting and Standstill Agreement").

In connection with the Fourth Amendment, St. George and Dove have agreed to forbear on exercising their rights to cause the Company to purchase their respective shares of the Company's common stock, and the Company has agreed to postpone the "Put Commencement Date" (as defined in the Voting and Standstill Agreement) until October 1, 2013.  As a result, the "Put Exercise Period" (as defined in the Voting and Standstill Agreement) will end on March 30, 2014.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Fourth Amendment to Voting and Standstill Agreement

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 11, 2013	UNITED AMERICAN HEALTHCARE CORPORATION
	By:	/s/ John M. Fife
John M. Fife
President and Chief Executive Officer